Exhibit 23.1

Consent of Independent Registered Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-261724) of Scully Royalty Ltd. of our report dated April 26, 2023, with respect to the consolidated financial statements of the Company, which is included in this Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ Smythe LLP

Smythe LLP

Chartered Professional Accountants

Vancouver, British Columbia

April 26, 2023